SCHEDULE 14A
(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES

EXCHANGE ACT OF 1934
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:

☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to Section 240.14a-12

SKILLSOFT PUBLIC LIMITED COMPANY

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

SKILLSOFT PUBLIC LIMITED COMPANY
(REGISTERED IN IRELAND — NO. 148294)
NOTICE OF ANNUAL GENERAL MEETING
      Notice is Hereby Given that the ANNUAL GENERAL MEETING of SkillSoft Public Limited Company (the “Company”), a corporation organized under the laws of Ireland, will be held at Binchys Solicitors, 40 Lower Baggot Street, Dublin 2, Ireland on September 29, 2005, at 9:00 a.m., local time (the “Meeting”), for the purpose of transacting the following business:
ORDINARY BUSINESS
      1.     To receive and consider the consolidated financial statements of the Company for the fiscal year ended January 31, 2005 and the Report of the Directors and Auditor thereon. (Resolution 1)
      2.     By separate resolutions to re-elect as directors the following persons, each of whom retires by rotation and, being eligible, offers himself for re-election in accordance with the Company’s Articles of Association.
      (A) Mr. Charles E. Moran (Resolution 2(A))
      (B) Mr. Stewart K.P. Gross (Resolution 2(B))
      3.     To authorize the Audit Committee of the Board of Directors to fix the remuneration of the Company’s auditor and reporting accountants for the fiscal year ending January 31, 2006. (Resolution 3)
SPECIAL BUSINESS
      4.     To consider and, if thought fit, to pass the following resolution, which will be proposed as an ordinary resolution.
      That the Company’s 2001 Outside Director Option Plan (the “Director Plan”) be and it is hereby amended, to increase the total number of shares reserved for issuance thereunder by 400,000 ordinary shares of € 0.11 each (to 750,000 ordinary shares of € 0.11 each) and that the directors of the Company be and they are hereby authorized to do such acts and things as they may consider necessary or expedient to establish and carry into effect the increase in the number of shares available under the Director Plan. (Resolution 4)
      To conduct any other ordinary business of the Company as may properly come before the Meeting.

By Order of the Board

Charles E. Moran
Chief Executive Officer
August 30, 2005
Registered Office:
Belfield Office Park
Clonskeagh
Dublin 4
Ireland

NOTES:
      1.     The foregoing items of business are more fully described in the proxy statement accompanying this Notice. You are urged to read the proxy statement carefully.
      2.     Those holders of ordinary shares whose names appear in the Register of Members of the Company (“Members”) on the date the proxy statement is dispatched to shareholders are entitled to receive notice of the Meeting or any adjournment of the Meeting. In addition, Members on the date of the Meeting are entitled to attend and vote at the Meeting and any adjournment of the Meeting.
      3.     Holders of the Company’s American Depositary Shares (“ADSs”) may not vote at the Meeting; however, The Bank of New York, as depositary for the ordinary shares underlying and represented by the ADSs, has the right to vote all of the ordinary shares represented by ADSs, subject to certain limitations described in the proxy statement. Voting of the ADSs is more fully described in the proxy statement accompanying this Notice. The Bank of New York has set August 23, 2005, which is the same date as the record date set by the Company, as the record date for the determination of those holders of American Depositary Receipts representing such ADSs entitled to give instructions for the exercise of voting rights at the Meeting or any adjournment of the Meeting.
      4.     A Member entitled to attend and vote at the Meeting may appoint a proxy or proxies to attend, speak and vote in his, her or its place. A proxy does not need to be a Member of the Company. To be valid, proxy forms must be deposited with the Company’s Registrars, Computershare Investor Services (Ireland) Limited, Heron House, Corrig Road, Sandyford Industrial Estate, Dublin 18, Ireland not later than 9:00 a.m. on September 27, 2005. A Member is not precluded from attending the Meeting and from speaking or voting at the Meeting even if the Member has completed a proxy form.
      5.     The Register of Directors’ Interests and particulars of directors’ transactions in the share capital of the Company and its subsidiary companies required to be kept under section 59 of the Companies Act, 1990 will be available for inspection at the Meeting from 8:45 a.m. until the conclusion of the Meeting. Otherwise they will be available for inspection at the registered office of the Company during normal business hours on any weekday (Saturdays, Sundays and Irish public holidays excluded) from the date of this Notice until the date of the Meeting.
YOUR VOTE IS IMPORTANT
      TO ENSURE YOUR REPRESENTATION AT THE MEETING, YOU ARE REQUESTED TO COMPLETE, SIGN AND DATE THE ENCLOSED PROXY FORM AS PROMPTLY AS POSSIBLE AND RETURN IT IN THE POSTAGE PREPAID ENVELOPE ENCLOSED FOR THAT PURPOSE. IF YOU ATTEND THE MEETING, YOU MAY VOTE IN PERSON EVEN IF YOU HAVE RETURNED A PROXY.

GENERAL INFORMATION CONCERNING THE ANNUAL GENERAL MEETING	1
General	1
Record Date	1
Quorum	1
Voting of Ordinary Shares	2
Voting of ADSs	2
Expenses of Solicitation of Proxies	5
Revocability of Proxies	5
Security Ownership of Certain Beneficial Owners and Management	6
BOARD OF DIRECTORS AND CORPORATE GOVERNANCE INFORMATION	10
Corporate Governance Guidelines	10
Members of the Board of Directors	10
Determination of Independence	11
Director Nomination Process	12
Board Committees	13
Attendance by Members of the Board of Directors at Meetings	14
Shareholder Communications	15
Code of Business Conduct and Ethics	15
Directors’ Compensation	15
Report of the Audit Committee of the Board of Directors	16
EXECUTIVE COMPENSATION AND RELATED MATTERS	17
Executive Compensation	17
Equity Compensation Plan Information	19
Employment Agreements	20
Compensation Committee Interlocks and Insider Participation	22
Report of the Compensation Committee of the Board of Directors on Executive Compensation	22
Stock Performance Graph	25
PROPOSAL ONE — RECEIVE AND CONSIDER THE CONSOLIDATED FINANCIAL STATEMENTS OF THE COMPANY FOR THE FISCAL YEAR ENDED JANUARY 31, 2005 AND THE REPORT OF THE DIRECTORS AND AUDITOR THEREON	26
General	26
Proposal One Vote Required	26
PROPOSAL TWO (A) AND TWO (B) — RE-ELECTION OF DIRECTORS	27
General	27
Proposal Two (A) Vote Required	27
Proposal Two (B) Vote Required	27
PROPOSAL THREE — AUTHORIZATION OF AUDIT COMMITTEE TO FIX THE REMUNERATION OF THE COMPANY’S AUDITOR AND REPORTING ACCOUNTANTS	28
General	28
Proposal Three Vote Required	28
Fees Billed for Services Rendered by Ernst & Young	28
Pre-Approval Policies and Procedures	29

i

ii

SKILLSOFT PUBLIC LIMITED COMPANY
Belfield Office Park
Clonskeagh
Dublin 4, Ireland

PROXY STATEMENT

GENERAL INFORMATION CONCERNING THE ANNUAL GENERAL MEETING
General
      The enclosed proxy is solicited on behalf of SkillSoft Public Limited Company (the “Company”) for use at the Annual General Meeting of Shareholders to be held on September 29, 2005 at Binchys Solicitors, 40 Lower Baggot Street, Dublin 2, Ireland at 9:00 a.m., local time, or at any adjournment of the Annual General Meeting, for the purposes set forth in the accompanying Notice of Annual General Meeting.
      These proxy solicitation materials were first mailed on or about August 30, 2005 to ADS holders and to all ordinary shareholders entitled to attend and vote at the Annual General Meeting as of such date.
Record Date
      Record Date for Holders of the Company’s Ordinary Shares. Holders of the Company’s ordinary shares, or Members, whose names appear in the Register of Members maintained by the Company’s registrars, Computershare Investor Services (Ireland) Limited, on the date the proxy statement is mailed to Members are entitled to receive notice of the Annual General Meeting or any adjournment of the Annual General Meeting. In addition, any person who is a Member on the date of the Annual General Meeting is entitled to attend and vote at the Annual General Meeting and any adjournment of the Annual General Meeting.
      Record Date for Holders of the Company’s ADSs. The Bank of New York, as the registrar and transfer agent for the Company’s ADSs, as well as the depositary for the Company’s ordinary shares represented by the ADSs, has fixed the close of business on August 23, 2005 which date is the same as the record date set by the Company, as the record date for determining the ADS holders entitled to give instructions for the exercise of voting rights at the Annual General Meeting and any adjournment of the Annual General Meeting.
      As of August 23, 2005, there were 106,878,601 of the Company’s ordinary shares, par value € 0.11 per share, issued and outstanding held by approximately 11 holders of record. As of August 23, 2005, there were 106,870,938 of the Company’s ADSs issued and outstanding. Each ADS represents one ordinary share. The ADSs are quoted on the NASDAQ National Market under the symbol “SKIL.” As of August 23, 2005, there were approximately 362 registered holders of the Company’s ADSs. The ordinary shares represented by the ADSs are owned of record by BNY (Nominees) Limited on behalf of The Bank of New York.
Quorum
      To conduct business at the Annual General Meeting, a quorum must be present. The Company’s Articles of Association provide that the presence at an Annual General Meeting, either in person or by proxy, of three (3) persons entitled to vote at the Annual General Meeting, and who together hold not less than one-third of the Company’s voting share capital in issue, each being a Member or a proxy for a Member or a duly authorized representative of a corporate Member, constitutes a quorum for the transaction of business. The Company will treat ordinary shares represented by a properly signed and returned proxy (including holders of shares who abstain or do not vote with respect to one or more of the matters presented for a vote) as present at the meeting for the purposes of determining the presence or absence of a quorum for the transaction of business.
Voting of Ordinary Shares
      Generally. Votes may be given at the Annual General Meeting either personally or by proxy. Voting at the Annual General Meeting will be by a show of hands, unless a poll (a count of the number of shares voted) is duly demanded. On a show of hands, each shareholder present in person and every proxy shall have one vote, provided, that no individual shall have more than one vote, and, on a poll, each shareholder shall have one vote for each share of which he, she or it is the holder. Where there is a tie, whether on a show of hands or on a poll, the chair of the meeting is entitled to a casting vote in addition to any other vote he may have. A poll may, subject to the provisions of the Irish Companies Acts, be demanded by: (i) the chair of the meeting; (ii) at least three Members present (in person or by proxy) having the right to attend and vote at the meeting; (iii) any Member or Members present (in person or by proxy) representing in aggregate not less than one-tenth of the total voting rights of all the Members having the right to attend and vote at the meeting; or (iv) a Member or Members present (in person or by proxy) holding the Company’s shares conferring the right to attend and vote at the meeting being shares on which an aggregate sum has been paid up equal to not less than one-tenth of the total sum paid up on all the shares conferring that right. On a poll, a person entitled to more than one vote need not use all his, her or its votes or cast all the votes he, she or it uses in the same way.
      Proxies. Ordinary shares represented by a properly signed and dated proxy will be voted at the Annual General Meeting in accordance with instructions indicated on the proxy. Proxies that are properly signed and dated but which do not contain voting instructions will be voted FOR approval of each of the proposals presented at the Annual General Meeting as more fully described in this proxy statement. Subject to any limitations imposed by law, a proxy holder may vote the proxy in his or her discretion as to any other matter which may properly come before the Annual General Meeting.
      Abstentions. The Company will count a properly executed proxy marked ABSTAIN as present for purposes of determining whether a quorum is present, but the shares represented by that proxy will not be voted at the Annual General Meeting. An abstention will not have an effect on the vote for any of the proposals to be voted upon at the meeting. Shares held by shareholders who abstain from voting as to a particular matter, and shares held in “street name” by brokers or nominees who indicate on their proxies that they do not have discretionary authority to vote such shares as to a particular matter, will not be counted as votes in favor of such matter and will also not be counted as votes cast on such matter. Accordingly, abstentions and “broker non-votes” will have no effect on the consideration of the consolidated financial statements of the Company for the fiscal year ended January 31, 2005 and the Report of the Directors and Auditor thereon, the voting on the re-election of the directors, authorization of the Audit Committee to fix the auditor’s remuneration, or the approval of the increase in the number of shares reserved for issuance under the Director Plan.
Voting of ADSs
      Generally. Holders of ADSs may not vote at the Annual General Meeting. The Bank of New York has the right, subject to certain limitations set forth in the Deposit Agreements among the Company, The Bank of New York and the owners and beneficial owners of ADSs, to vote all of the Company’s ordinary shares represented by ADSs. Under the terms of the Deposit Agreements, however, The Bank of New York is required to cast its votes with respect to those ordinary shares for which it receives instructions from the holders of the ADSs representing such ordinary shares in accordance with the instructions received.
      Record Date; Notice of Annual General Meeting. Under the terms of the Deposit Agreements, whenever The Bank of New York receives notice of any meeting of holders of ordinary shares, The Bank of New York is required to fix a record date, which shall be the record date, if any, established by the Company for the purpose of such meeting or, if different, as close to the date established by the Company as practicable, for the determination of the owners of ADSs who will be entitled to give instructions for the exercise of voting rights at any such meeting, subject to the provisions of the Deposit Agreements.
      Upon receipt of notice of any of the Company’s meetings or the solicitation for consents or proxies from the holders of ordinary shares, The Bank of New York is required, if so requested in writing by the Company, as soon as practicable thereafter, to mail to all owners of ADSs a notice, the form of which shall be in the sole discretion of The Bank of New York, containing:

•	the information contained in the notice of meeting received by The Bank of New York from the Company;

•	a statement that the owners of ADSs at the close of business on a specified record date are entitled, subject to any applicable provisions of Irish law and of the Company’s Articles of Association, to instruct The Bank of New York as to the exercise by The Bank of New York of the voting rights, if any, pertaining to the number of ordinary shares represented by their respective ADSs;

•	a statement that owners of ADSs who instruct The Bank of New York as to the exercise of their voting rights will be deemed to have instructed The Bank of New York or its authorized representative to call for a poll with respect to each matter for which instructions are given, subject to any applicable provisions of Irish law and of the Company’s Articles of Association; and

•	a statement as to the manner in which the instructions may be given, including an express indication that instructions may be given or deemed to be given in accordance with the next paragraph, and if no instruction is received, to The Bank of New York to give a discretionary proxy to a person designated by the Company.
      Voting of Ordinary Shares Underlying ADSs. Upon the written request of an owner of ADSs on the record date, received on or before the date established by The Bank of New York for the purpose of such meeting, The Bank of New York will, insofar as practicable, vote or cause to be voted the number of ordinary shares represented by such ADSs in accordance with the instructions set forth in such request. Accordingly, pursuant to the Company’s Articles of Association and applicable Irish law, The Bank of New York will cause its authorized representative to attend each meeting of holders of ordinary shares and call for a poll as instructed for the purpose of effecting such vote. The Bank of New York will not vote or attempt to exercise the rights to vote that attach to the ordinary shares other than in accordance with such instructions or deemed instructions.
      Discretionary Proxies. The Deposit Agreements provide that if no instructions are received by The Bank of New York from any owner of ADSs with respect to any of the ordinary shares represented by the ADSs on or before the date established by The Bank of New York for the purpose of such meeting, The Bank of New York will deem such owner of ADSs to have instructed The Bank of New York to give a discretionary proxy to a person designated by the Company with respect to such ordinary shares and The Bank of New York will give a discretionary proxy to a person designated by the Company to vote such ordinary shares, under circumstances and according to the terms as set forth in the Deposit Agreements. However, no such instructions will be deemed given and no such discretionary proxy will be given if the Company notifies The

Bank of New York, and the Company has agreed to provide such notice as promptly as practicable in writing, that the matter to be voted upon is one of the following:

•	a matter not submitted to shareholders by means of a proxy statement comparable to that specified in Schedule 14A promulgated by the U.S. Securities and Exchange Commission (the “SEC”) pursuant to the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”);

•	the subject of a counter-solicitation, or is part of a proposal made by a shareholder which is being opposed by the Company’s management (i.e., a contest);

•	relates to a merger or consolidation in limited circumstances involving a merger between the Company and a wholly-owned subsidiary;

•	involves rights of appraisal;

•	authorizes mortgaging of property;

•	authorizes or creates indebtedness or increases the authorized amount of indebtedness;

•	authorizes or creates preference shares or increases the authorized amount of existing preference shares;

•	alters the terms or conditions of any shares then outstanding or existing indebtedness;

•	involves the waiver or modification of preemptive rights, except when the Company’s proposal is to waive such rights for ordinary shares being offered under share option or purchase plans involving the additional issuance of not more than 5% of the Company’s outstanding ordinary shares;

•	alters voting provisions or the proportionate voting power of a class of shares, or the number of its votes per share, except where cumulative voting provisions govern the number of votes per share for election of directors and the Company’s proposal involves a change in the number of the Company’s directors by not more than 10% or not more than one;

•	changes existing quorum requirements for shareholder meetings;

•	authorizes the issuance of ordinary shares, or options to purchase ordinary shares, to the Company’s directors, officers, or employees in an amount which exceeds 5% of the total amount of the class outstanding. However, when no plan is amended to extend its duration, the Company shall factor into the calculation the number of ordinary shares that remain available for issuance, the number of ordinary shares subject to outstanding options and any ordinary shares being added. Should there be more than one plan being considered at the same meeting, all ordinary shares will be aggregated;

•	authorizes (a) a new profit-sharing or special remuneration plan, or a new retirement plan, the annual cost of which will amount to more than 10% of the Company’s average annual income before taxes for the preceding five years, or (b) the amendment of an existing plan which would bring the annual costs above 10% of such average annual income before taxes. Should there be more than one plan being considered at the same meeting, all costs are aggregated; exceptions may be made in cases of: (1) retirement plans based on agreement or negotiations with labor unions or which have been or are to be approved by such unions, and (2) any related retirement plan for the benefit of non-union employees having terms substantially equivalent to the terms of such union-negotiated plan, which is submitted for action of shareholders concurrently with such union-negotiated plan;

•	changes the Company’s purposes or powers to an extent which would permit the Company to change to a materially different line of business and the Company’s stated intention is to make such a change;

•	authorizes the acquisition of property, assets or a company, where the consideration to be given has a fair value of 20% or more of the market value of the Company’s previously outstanding ADSs and ordinary shares;

•	authorizes the sale or other disposition of 20% or more of the Company’s assets or earning power as measured prior to the closing of the transactions;

•	authorizes a transaction which is not in the ordinary course of business in which an officer, director or substantial security holder of the Company has a direct or indirect interest; or

•	reduces the Company’s earned surplus by 51% or more, or reduces earned surplus to an amount less than the aggregate of three years’ ordinary share dividends computed at the current dividend rate.
      Each proposal to be acted upon at the Annual General Meeting is a matter for which The Bank of New York may deem that instruction has been given for The Bank of New York to give a discretionary proxy to a person designated by the Company where no instruction is received. Therefore, The Bank of New York will give a discretionary proxy to a person designated by the Company to vote such ordinary shares for which no instruction has been given.
      Inspection of Reports. The Bank of New York will make available for inspection by the owners of ADSs at its Corporate Trust Office any reports and communications, including any proxy soliciting material, received from the Company, which are both (a) received by The Bank of New York as the holder of the ordinary shares and (b) generally made available to the holders of ordinary shares by the Company. The Bank of New York will also send to the owners of ADSs copies of such reports when furnished by the Company pursuant to the Deposit Agreements.
Expenses of Solicitation of Proxies
      The Company will pay the cost of preparing, assembling, printing and mailing the proxy statement, the Notice of Annual General Meeting of Shareholders and the enclosed form of proxy, as well as the cost of soliciting proxies relating to the Annual General Meeting. Following the original mailing of the proxies and other solicitation materials, the Company will request banks, brokers, dealers and voting trustees or other nominees, including The Bank of New York in the case of the ADSs, to solicit their customers who are owners of shares listed of record and names of nominees, and will reimburse them for reasonable out-of-pocket expenses of such solicitation.
      In addition to solicitation by mail, directors, officers and key employees of the Company may solicit proxies in person or by telephone, telegram or other means of communications. These persons will receive no additional compensation for solicitation of proxies but may be reimbursed for reasonable out-of-pocket expenses.
Revocability of Proxies
      You may revoke your proxy before it is voted by:

•	providing written notice before the meeting that you have revoked your proxy by mail or facsimile to:

•	If you are a holder of the Company’s ordinary shares

Computershare Investor Services (Ireland) Limited
P.O. Box 954
Heron House Corrig Road
Sandyforde Industrial Estate
Dublin 18, Ireland

•	If you are a holder of the Company’s ADSs

The Bank of New York
101 Barclay Street
New York, New York 10286
Attention: James Kelly
Fax: 212-571-3050

•	submitting a new signed proxy with a later date to the Company, if you are a holder of ordinary shares, or to The Bank of New York, if you are a holder of ADSs; or

•	if you are a holder of ordinary shares, attending the Annual General Meeting.
Security Ownership of Certain Beneficial Owners and Management
      The following table sets forth certain information as of July 15, 2005 with respect to the beneficial ownership of the Company’s ADSs by:

•	each person known to the Company to own beneficially more than 5% of the Company’s outstanding securities;

•	each director;

•	each of the Named Executive Officers; and

•	the current directors and executive officers of the Company as a group.
      The number of ADSs beneficially owned by each 5% shareholder, director or executive officer is determined under rules of the SEC. Under such rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power and includes any ADSs representing the ordinary shares which the individual has the right to acquire on or before September 13, 2005 through the exercise of share options, and any reference in the footnotes to this table to shares subject to share options refers only to share options that are so exercisable. For purposes of computing the percentage of outstanding ADSs held by each person or entity, any shares which that person or entity has the right to acquire on or before September 13, 2005, are deemed to be outstanding but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated, each person or entity has sole investment and voting power (or shares such power with his or her spouse) with respect to the shares set forth in the following table. The inclusion herein of any shares deemed beneficially owned does not constitute an admission of beneficial ownership of those shares.

      As of July 15, 2005, the Company had approximately 106,844,308 ordinary shares outstanding. The shareholders of the Company may elect to hold their respective shares of the Company’s outstanding securities in the form of ordinary shares or ADSs. In addition, holders of options to purchase ordinary shares of the Company may, upon exercise of their options, elect to receive such ordinary shares in the form of ADSs. The 5% shareholders, directors and executive officers identified in the following table hold their respective shares of the Company’s outstanding securities in the form of ADSs.

	Amount and Nature of
	Beneficial Ownership

		Percentage
Name and Address of Beneficial Owner	ADSs	Owned

5% Shareholders
Columbia Wanger Asset Management, L.P.(1)	21,799,500	20.4%
Warburg, Pincus Ventures, L.P.(2)	13,279,987	12.4%
Transamerica Investment Management, LLC(3)	10,481,969	9.8%
Westfield Capital Management(4)	8,698,902	8.1%
Cramer Rosenthal McGlynn, LLC(5)	5,230,550	4.9%
Directors
Charles E. Moran(6)	2,715,228	2.5%
Gregory M. Priest(7)	2,354,380	2.2%
James S. Krzywicki(8)	143,000	*
Ferdinand von Prondzynski(9)	26,260	*
P. Howard Edelstein(10)	21,250	*
Stewart K.P. Gross(11)	21,250	*
William F. Meagher, Jr.(12)	7,250	*
Named Executive Officers
Mark A. Townsend(13)	1,237,168	1.2%
Jerald A. Nine(14)	1,124,756	1.1%
Thomas McDonald(15)	1,013,298	*
Colm M. Darcy(16)	265,283	*
All current directors and executive officers as a group (11 persons)	8,929,123	7.9%

*	Less than 1%

(1)	On February 7, 2005, Columbia Wanger Asset Management, L.P. (“WAM”), WAM Acquisition GP, Inc. (“WAM GP”) and Columbia Acorn Trust (“Acorn”) filed Amendment No. 4 to Schedule 13G with the SEC reporting beneficial ownership and shared voting and dispositive power with respect to 21,799,500 ADSs for WAM and WAM GP and 18,125,900 ADSs for Acorn, consisting of shares beneficially owned by WAM, WAM GP and Acorn; the following information is reported in reliance on such filing. WAM is an Investment Adviser registered under section 203 of the Investment Advisors Act of 1940 and reports ADSs acquired on behalf of discretionary clients. Acorn is a discretionary client of WAM. WAM GP is the general partner of WAM. WAM, WAM GP and Acorn file jointly pursuant to a Joint Filing Agreement dated February 7, 2005 among WAM, WAM GP and

Acorn. The address of WAM, WAM GP and Acorn is 227 West Monroe Street, Suite 3000, Chicago, Illinois 60606.

(2)	On September 16, 2002, Warburg Pincus Ventures, L.P. (“WPV”), Warburg Pincus & Co. (“WP”) and Warburg Pincus LLC (“WP LLC”) filed a Schedule 13D with the SEC reporting beneficial ownership and shared voting and dispositive power with respect to 13,279,987 ADSs, consisting of shares beneficially owned by WPV, WP and WP LLC; the following information is reported in reliance on such filing. WP is the sole general partner of WPV. WPV is managed by WP LLC. The address for WPV is 466 Lexington Avenue, 10th Floor, New York, New York 10017.

(3)	On July 8, 2004, Transamerica Investment Management, LLC (“TIM”) filed Amendment No. 3 to Schedule 13G with the SEC reporting beneficial ownership and shared voting and dispositive power with respect to 10,481,969 ADSs; the following information is reported in reliance on such filing. The Amendment No. 2 to Schedule 13G filed with the SEC was filed erroneously with respect to SkillSoft Corporation rather than SkillSoft PLC. TIM is deemed to be the beneficial owner pursuant to separate arrangements whereby TIM acts as investment adviser to certain individuals and entities. The address of TIM is 1150 S. Olive Street, Los Angeles, California 90015.

(4)	On February 14, 2005, Westfield Capital Management, Co., LLC (“Westfield”) filed Amendment No. 1 to Schedule 13G with the SEC reporting beneficial ownership with respect to 8,698,902 ADSs, consisting of 7,652,502 ADSs for which Westfield has sole voting power and 8,698,902 ADSs for which Westfield has sole dispositive power. The Amendment No. 1 to Schedule 13G filing with the SEC was filed erroneously with respect to SkillSoft Corporation rather than SkillSoft PLC. Westfield is an Investment Adviser registered in accordance with (S)240.13d-1(b) (1) (ii) (E). The address of Westfield is One Financial Center, Boston, Massachusetts 02111.

(5)	On February 11, 2005, Cramer Rosenthal McGlynn, LLC (“Cramer”) filed Amendment No. 2 to Schedule 13G with the SEC reporting beneficial ownership with respect to 5,230,550 ADSs, consisting of 2,326,050 ADSs for which Cramer has sole voting power, 2,506,350 ADSs for which Cramer has sole dispositive power, 2,654,500 ADSs for which Cramer has shared voting power and 2,724,200 ADSs for which Cramer has shared dispositive power; the following information is reported in reliance on such filing. The Amendment No. 1 to Schedule 13G filing with the SEC was filed erroneously with respect to SkillSoft Corporation rather than SkillSoft PLC. Cramer is an Investment Adviser registered under section 203 of the Investment Advisors Act of 1940. The address of Cramer is 520 Madison Avenue, New York, New York 10022.

(6)	Represents 1,275,565 ADSs issuable upon exercise of share options held by Mr. Moran, 11 ADSs held by Mr. Moran’s wife, 2,367 ADSs held in a family trust of which Mr. Moran is a trustee, and 1,437,285 ADSs beneficially owned by Mr. Moran’s wife, as trustee of various trusts for the benefit of Mr. Moran’s children. In the table set forth under the heading Security Ownership of Certain Beneficial Owners and Management in Part III of the Company’s Annual Report on Form 10-K for the fiscal year ended January 31, 2005, the ADSs beneficially owned by Mr. Moran’s wife, as trustee of various trusts for the benefit of Mr. Moran’s children, erroneously included 30,000 shares which had been gifted on April 7, 2004. Mr. Moran disclaims beneficial ownership of the shares held in trust.

(7)	Includes 2,343,221 ADSs issuable upon exercise of share options held by Mr. Priest.

(8)	Includes 140,000 ADSs issuable upon exercise of share options held by Mr. Krzywicki.

(9)	Includes 26,250 ADSs issuable upon exercise of share options held by Dr. von Prondzynski.

(10)	Represents 21,250 ADSs issuable upon exercise of share options held by Mr. Edelstein.

(11)	Represents 21,250 ADSs issuable upon exercise of share options held by Mr. Gross.

(12)	Includes 6,250 ADSs issuable upon exercise of share options held by Mr. Meagher.

(13)	Includes 729,217 ADSs issuable upon exercise of share options held by Mr. Townsend and 59,185 ADSs beneficially owned by Mr. Townsend’s wife as trustee of the MCM Trust. Mr. Townsend disclaims beneficial ownership of the shares held in trust.

(14)	Includes 742,191 ADSs issuable upon exercise of share options held by Mr. Nine and 332,244 ADSs held by Mr. Nine’s wife as trustee of the Kimberly M. Nine Revocable Trust. Mr. Nine disclaims beneficial ownership of the shares held in trust.

(15)	Includes 942,025 ADSs issuable upon exercise of share options held by Mr. McDonald, 1,953 ADSs beneficially owned by Mr. McDonald’s wife, as trustee for the benefit of Mr. McDonald’s family and 3,906 owned by Mr. McDonald’s daughters. Mr. McDonald disclaims beneficial ownership of the shares held in trust and by his daughters.

(16)	Represents 265,283 ADSs issuable upon exercise of share options held by Mr. Darcy.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE INFORMATION
      The Company’s Board of Directors has long believed that good corporate governance is important to ensure that the Company is managed for the long-term benefit of its shareholders. This section describes the key corporate governance guidelines and practices that the Company has adopted. Complete copies of the corporate governance guidelines, committee charters and code of conduct described below are available on the Company’s website at www.skillsoft.com. Alternatively, you can request a copy of any of these documents by writing to SkillSoft Public Limited Company, c/o Investor Relations, 107 Northeastern Boulevard, Nashua, New Hampshire 03062.
Corporate Governance Guidelines
      The Board has adopted corporate governance guidelines to assist the Board in the exercise of its duties and responsibilities and to serve the best interests of the Company and its shareholders. Among the matters covered by these guidelines are:

•	the principal responsibility of the directors is to oversee the management of the Company;

•	a majority of the members of the Board shall be independent directors;

•	the Board shall propose nominees such that, should the shareholders elect those nominees at the Company’s annual general meeting, at least two-thirds of the members of the Board will be independent directors;

•	the independent directors shall meet in executive session at least four times in each fiscal year;

•	the directors shall have full and free access to management and, as necessary and appropriate, independent advisors;

•	the Board shall oversee and periodically review corporate compliance programs and shall review corrective actions taken by the Company when significant corporate compliance problems are reported;

•	the Board shall establish performance criteria for directors and evaluate directors who are re-nominated based on such criteria;

•	new directors shall participate in an orientation program and all directors are expected to participate in continuing director education on an ongoing basis; and

•	at least annually the Board will conduct a self-evaluation to determine whether the Board and the Board’s committees are functioning effectively.
Members of the Board of Directors
      The following is a list of the directors of the Company and certain information about their background.
      Gregory M. Priest, age 41, has served as Chairman of the Board of Directors since November 2000. Since April 2005, Mr. Priest has served as Strategic Advisor for the Company. Mr. Priest served as the Company’s President and Chief Executive Officer from December 1998 to September 2002, and as the Company’s Chief Strategy Officer from September 2002 to April 2005. Mr. Priest has been a director since June 1996.
      Charles E. Moran, age 50, has served as our President and Chief Executive Officer and as a director since our merger with SkillSoft Corporation in September 2002. Mr. Moran is a founder of SkillSoft Corporation and served as its Chairman of the Board, President and Chief Executive Officer from January 1998 until September 2002.

      P. Howard Edelstein, age 50, has served as a director of the Company since the Company’s merger with SkillSoft Corporation in September 2002. Mr. Edelstein has served as President and Chief Executive Officer of Radianz, Inc., an Internet Protocol (IP)-based networking company for the global financial services industry, since July 2003. Mr. Edelstein served as an Entrepreneur in Residence with Warburg Pincus LLC from January 2002 to July 2003. Mr. Edelstein previously served as President and Chief Executive Officer of Thomson Financial ESG (now known as Omgeo), a provider of electronic commerce, transaction processing and information services to the international securities/trading community, from 1993 to 2001. Mr. Edelstein is also a director of PalmSource, a software developer for mobile information devices, and Alacra, a privately held financial information company.
      Stewart K.P. Gross, age 46, has served as a director of the Company since our merger with SkillSoft Corporation in September 2002. Mr. Gross is Managing Director with Lightyear Capital LLC, a private equity firm concentrating on investments in the financial services industry. Mr. Gross served as a director of SkillSoft Corporation from January 1998 to September 2002. Mr. Gross was Managing Director of Warburg Pincus LLC, from July 1987 to December 2004. Mr. Gross is a director of BEA Systems, Inc., and Aldabra Acquisition Corporation. Mr. Gross is also a director of several privately held companies.
      James S. Krzywicki, age 53, has served as a director of the Company since October 1998. Mr. Krzywicki currently serves as President and Chief Executive Officer of Docutron Systems, Inc., a provider of web-based document management software solutions that work in small business environments and connect with enterprise objectives. Mr. Krzywicki was Vice President, Channel Services of Parametric Technology Corporation (“PTC”), a provider of software solutions for manufacturers for product development and improvement, from April 2003 to January 2004. Prior to joining PTC, Mr. Krzywicki served as President of North American Services of RoweCom, Inc. a provider of knowledge resource management and acquisition services, from October 1999 to February 2001, and as Chief Operating Officer from February 2001 to November 2001. In November 2001, RoweCom, Inc. was acquired by divine, Inc., a premier integrated solution provider focused on the extended enterprise, and Mr. Krzywicki became Senior Vice President and General Manager, divine Information Services, and held this position until January 2003. Subsequently, RoweCom, Inc. filed for protection under Chapter 11 of the United States Bankruptcy Code in the United States District Court for the District of Massachusetts in January 2003.
      William F. Meagher, Jr., age 67, has served as a director of the Company since March 2004. Mr. Meagher was the Managing Partner of the Boston Office of Arthur Andersen LLP (“Andersen”) from 1982 until 1995, and spent a total of 38 years with Andersen. Mr. Meagher was a member of the American Institute of Certified Public Accountants and the Massachusetts Society of Certified Public Accountants. Mr. Meagher is a trustee of Living Care Villages of Massachusetts, Inc. d/b/a North Hill and the Dana Farber Cancer Institute and the Greater Boston YMCA.
      Ferdinand von Prondzynski, age 51, has served as a director of the Company since November 2001. Dr. von Prondzynski has been the President of Dublin City University, one of Ireland’s leading higher education institutions, since July 2000. From January 1991 to July 2000, Dr. von Prondzynski served as Professor of Law and Dean of the Faculty of Social Services, the University of Hull, UK.
      There are no family relationships among any of the directors or executive officers of the Company.
Determination of Independence
      Under NASDAQ rules, the Company is required to have a majority of independent directors, and a director of the Company will only qualify as an “independent director” if, in the opinion of the Company’s Board of Directors, that person does not have a relationship which would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Under the Corporate Governance

Guidelines adopted by the Company in connection with the settlement of its securities class action litigation, the Board must propose nominees for election such that, should the shareholders elect those nominees, two-thirds of the members of the Company’s Board will be independent directors. The Corporate Governance Guidelines also include a heightened definition of independence for purposes of that requirement. The Company’s Board has determined that each of Messrs. Edelstein, Gross, Krzywicki and Meagher and Dr. von Prondzynski is an “independent director” as defined under Rule 4200(a)(15) of the NASDAQ Stock Market, Inc. Marketplace Rules and the Corporate Governance Guidelines.
Director Nomination Process
      The process followed by the Nominating and Corporate Governance Committee to identify and evaluate director candidates includes requests to Board members and others for recommendations, meetings from time to time to evaluate biographical information and background material relating to potential candidates and interviews of selected candidates by members of the Nominating and Corporate Governance Committee and the Board of Directors.
      In considering whether to recommend any particular candidate for inclusion in the Board of Director’s slate of recommended director nominees, the Nominating and Corporate Governance Committee will apply the criteria set forth in the Company’s Corporate Governance Guidelines. These criteria include the candidate’s integrity, business acumen, knowledge of the Company’s business and industry, age, experience, diligence, conflicts of interest and the ability to act in the interests of all shareholders. In addition, the candidate must have experience in one of more of the following core competencies: business or management of complex and large consolidated companies or institutions; accounting or finance for complex and large consolidated companies or institutions; leadership, strategic planning or crisis response for complex and large consolidated companies or institutions; software development and e-learning industries; and other relevant areas identified by the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee does not assign specific weights to particular criteria and no particular criterion is a prerequisite for recommendation. The Company believes that the backgrounds and qualifications of its directors, considered as a group, should provide a composite mix of experience, knowledge and abilities that will allow the Board of Directors to fulfill its responsibilities.
      Shareholders may recommend an individual to the Nominating and Corporate Governance Committee for consideration as a potential director by submitting the following information in writing to the Nominating and Corporate Governance Committee (i) the nominating shareholder’s name, address and number of ordinary shares or ADSs beneficially owned by the nominating shareholder, (ii) a description of any arrangements between the nominating shareholder and the recommended candidate, (iii) such information regarding the candidate as would be required to be included in a proxy statement regarding a director candidate, (iv) confirmation that the candidate is an independent director under the requirements set forth in the Company’s Corporate Governance Guidelines, (v) the consent of the recommended candidate to serve as a director if elected and (vi) a representation signed by the candidate that if elected, he or she will represent all shareholders in accordance with all applicable laws and the Company’s Memorandum and Articles of Association and will comply with all rules generally applicable to directors.
      Nominating shareholders who wish to recommend any particular candidate for consideration must provide such written information to the Nominating and Corporate Governance Committee, c/o Investor Relations, SkillSoft Public Limited Company, 107 Northeastern Boulevard, Nashua, New Hampshire 03062 no less than 90 and no more than 150 days before the first anniversary of the Company’s preceding year’s Annual General Meeting. If the date of the next Annual General Meeting is advanced by more than 30 days from the preceding year’s Annual General Meeting, then such written information must be provided no earlier than 150 days prior to such annual general meeting date and not later than the close of business on the later of the 90th day prior to such annual general meeting date and the 10th day following the day on which notice of the date of the annual general meeting was mailed or public disclosure of the date was made.
      Assuming that appropriate biographical and background material has been provided on a timely basis, the Nominating and Corporate Governance Committee will evaluate shareholder-recommended candidates by following substantially the same process, and applying substantially the same criteria, as it follows and applies for candidates submitted by others.
Board Committees
      The Board of Directors has a standing Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee. Each of these committees operates under a charter that has been approved by the Board of Directors. Current copies of each of the Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee charters are posted on the Investor Relations section of the Company’s website, www.skillsoft.com.
      The Board of Directors has determined that all of the members of each of these three standing committees are independent as defined under the rules of the Nasdaq Stock Market, including, in the case of all members of the Audit Committee, the independence requirements contemplated by Rule 10A-3 under the Exchange Act.
     Audit Committee
      The Audit Committee’s responsibilities include:

•	appointing, approving the compensation of, and assessing the independence of the Company’s independent auditor;

•	overseeing the work of the Company’s independent auditor, including through the receipt and consideration of certain reports from the independent auditor;

•	reviewing and discussing with management and the independent auditor the Company’s annual and quarterly reports and financial statements and related disclosures;

•	reviewing annual reports from the independent auditor describing the independent auditing firm’s internal quality control procedures and all relationships between the auditor and the Company;

•	monitoring the Company’s internal control over financial reporting, disclosure controls and procedures and code of business conduct and ethics;

•	overseeing the Company’s internal audit function;

•	discussing the Company’s risk management policies;

•	establishing policies regarding hiring employees from the independent auditor and procedures for the receipt and retention of accounting complaints and concerns;

•	meeting independently with the Company’s internal auditing staff, independent auditor and management; and

•	preparing the audit committee report required by SEC rules (which is included on page 13 of this proxy statement).
      The current members of the Audit Committee are Messrs. Gross and Meagher (Chair) and Dr. von Prondzynski. The Board of Directors has determined that Mr. Meagher is an “audit committee financial expert” as defined in Item 401(h) of Regulation S-K. The Audit Committee met seven times during the fiscal year ended January 31, 2005. Mr. Meagher was appointed as a member and Chairman of the Audit Committee on March 4, 2004. Mr. Edelstein served as a member of the Audit Committee during the fiscal year ended January 31, 2005 from February 1, 2004 until March 4, 2004. Mr. Krzywicki served as a member of the Audit Committee during the fiscal year ended January 31, 2005 from February 1, 2004 until August 26, 2004.

Compensation Committee
      The Compensation Committee’s responsibilities include:

•	annually reviewing and approving corporate goals and objectives relevant to CEO compensation;

•	determining the CEO’s compensation;

•	reviewing and approving, or making recommendations to the Board of Directors with respect to, the compensation of the Company’s other executive officers;

•	overseeing an evaluation of the Company’s senior executives;

•	overseeing and administering each of the Company’s cash and equity incentive plans; and

•	reviewing and making recommendations to the Board of Directors with respect to director compensation.
      The current members of the Compensation Committee are Messrs. Edelstein, Gross (Chair) and Krzywicki. The Compensation Committee met twice during the fiscal year ended January 31, 2005.

Nominating and Corporate Governance Committee
      The Nominating and Corporate Governance Committee’s responsibilities include:

•	identifying individuals qualified to become Board of Directors members;

•	recommending to the Board of Directors the persons to be nominated for election as members of the Board of Directors and to each of the committees of the Board of Directors;

•	reviewing and evaluating shareholder nominations for director candidates;

•	reviewing and making recommendations to the Board of Directors with respect to management succession planning;

•	developing and recommending to the Board of Directors corporate governance principles; and

•	overseeing the evaluation of the Board of Directors.
      The current members of the Nominating and Corporate Governance Committee are Messrs. Edelstein, Gross (Chair), Krzywicki and Meagher and Dr. von Prondzynski. The Nominating and Corporate Governance Committee met three times during the fiscal year ended January 31, 2005.
Attendance by Members of the Board of Directors at Meetings
      The Board of Directors met eight times during the fiscal year ended January 31, 2005, either in person or by teleconference. Except for Dr. von Prondzynski and Mr. Edelstein, each of the Company’s current directors attended at least 75% of the aggregate number of the Board and committee meetings held during the fiscal year ended January 31, 2005 that he was eligible to attend as a director and committee member. Dr. von Prondzynski attended 73% and Mr. Edelstein attended 71% of such meetings.
      Four directors attended the 2004 Annual General Meeting. The Company’s Corporate Governance Guidelines provide that directors are expected to attend the Annual General Meeting of Shareholders.
Shareholder Communications
      The Board of Directors will give appropriate attention to written communications that are submitted by shareholders, and will respond if and as appropriate. The Chair of the Nominating and Corporate Governance Committee is primarily responsible for monitoring communications from shareholders and for providing copies or summaries of such communications to the other directors as he considers appropriate.
      Under procedures approved by a majority of the independent directors, communications are forwarded to all directors if they relate to important substantive matters and include suggestions or comments that the Chair of the Nominating and Corporate Governance Committee considers to be important for the directors to know. In general, communications relating to corporate governance and long-term corporate strategy are more likely to be forwarded than communications relating to ordinary business affairs, personal grievances and matters as to which the Company tends to receive repetitive or duplicative communications.
      Shareholders who wish to send communications on any topic to the Board should address such communications to the Board of Directors, c/o Investor Relations, SkillSoft Public Limited Company, 107 Northeastern Boulevard, Nashua, New Hampshire 03062.
Code of Business Conduct and Ethics
      The Company has adopted a written Code of Business Conduct and Ethics (the “Code”) that applies to the Company’s directors, officers and employees, including its principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. The Company has posted the Code on its website, which is located at www.skillsoft.com. In addition, the Company intends to post on its website all disclosures that are required by law or NASDAQ stock market listing standards.
Directors’ Compensation
      No director receives any cash compensation for his services as a member of the Company’s Board of Directors or any committee of the Board of Directors, although each director is reimbursed for his expenses in attending Board of Directors and related committee meetings. As described in the following paragraph, non-employee directors may receive stock compensation for their services as a member of the Board of Directors.
      On initial election to the Board of Directors, each new non-employee director receives an option to purchase 25,000 ordinary shares under our Director Plan. Each non-employee director who has been a director for at least six months receives an option to purchase 10,000 ordinary shares on January 1st of each year. All options granted under the Director Plan have a term of ten years and an exercise price equal to fair market value of the ordinary shares on the date of grant. Each option becomes exercisable as to 25% of the shares subject to the option on each anniversary of the date of grant, provided the non-employee director remains a director on such dates. Upon exercise of an option, the non-employee director may elect to receive his ordinary shares in the form of ADSs. After termination as a non-employee director, an optionee may exercise an option during the period set forth in his option agreement. If termination is due to death or disability, the option will remain exercisable for 12 months. In all other cases, the option will remain exercisable for a period of three months. However, an option may never be exercised later than the expiration of its ten-year term. A non-employee director may not transfer options granted under the Director Plan other than by will or the laws of descent and distribution. Only the non-employee director may exercise the option during his lifetime. In the event of our merger with or into another corporation or a sale of substantially all of our assets, the successor corporation may assume, or substitute a new option in place of, each option. If such assumption or substitution occurs, the options will continue to be exercisable according to the same terms as before the merger or sale of assets. Following such assumption or substitution, if a non-employee director is terminated other than by voluntary resignation, the option will become fully exercisable and generally will remain exercisable for a period of three months. If the outstanding options are not assumed or substituted for, the Board of Directors will notify each non-employee director that he has the right to exercise the option as to all shares subject to the option for a period of 30 days following the date of the notice. The option will terminate upon the expiration of the 30-day period. Unless terminated sooner, the Director Plan will automatically terminate in 2011. The Board of Directors has the authority to amend, alter, suspend, or discontinue the Director Plan, but no such action may adversely affect any grant previously made under the Director Plan.
      On January 1, 2005, Messrs. Meagher, Edelstein, Gross and Krzywicki and Dr. von Prondzynski were each granted an option to purchase 10,000 ordinary shares at an exercise price of $5.65 per share. In addition, on March 4, 2004 Mr. Meagher was granted, upon his initial appointment as a director, an option to purchase 25,000 ordinary shares at an exercise price of $10.75 per share. Each option granted to a non-employee director was in accordance with the terms of the Director Plan described above.
Report of the Audit Committee of the Board of Directors
      The Audit Committee has reviewed the Company’s audited financial statements for the fiscal year ended January 31, 2005 and has discussed these financial statements with the Company’s management and the Company’s independent auditor.
      The Audit Committee has also received from, and discussed with, the Company’s independent auditor various communications that the Company’s independent auditor is required to provide to the Audit Committee, including the matters required to be discussed by the Statement on Auditing Standards 61 (Communication with Audit Committees).
      The Company’s independent auditor also provided the Audit Committee with the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). The Audit Committee has discussed with the independent auditor its independence from the Company.
      Based on its discussions with management and the independent auditor, and its review of the representations and information provided by management and the independent auditor, the Audit Committee recommended to the Company’s Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended January 31, 2005.

By the Audit Committee of
the Board of Directors of SkillSoft Public
Limited Company

Stewart K.P. Gross
William F. Meagher, Jr.
Ferdinand von Prondzynski

EXECUTIVE COMPENSATION AND RELATED MATTERS
Executive Compensation
      Summary Compensation Table. The following table sets forth the total compensation for the fiscal years ended January 31, 2005 and 2004 and the 13 months ended January 31, 2003 for our chief executive officer and our other executive officers who were serving as executive officers on January 31, 2005 (the “Named Executive Officers”), as required under applicable rules of the SEC.
Summary Compensation Table

								Long Term
		Annual Compensation						Compensation(3)

								Awards

	Fiscal					Other Annual		Shares Underlying	All Other
Name and Principal Position	Year(1)	Salary		Bonus		Compensation(2)		Options	Compensation

Charles E. Moran	2005	$250,000		$42,969					$9,610	(5)
President and Chief	2004	237,500		299,333					9,610	(5)
Executive Officer	2003	93,750	(4)						4,327	(5)
Gregory M. Priest	2005	250,000		66,250		60,000	(6)		8,379	(7)
Chairman of the Board	2004	250,000		233,217		60,000	(6)		8,379	(7)
and Strategic Advisor	2003	270,833		250,000	(8)	137,917	(9)	2,137,500	8,379	(7)
Jerald A. Nine Jr.	2005	225,000		29,883					6,919	(5)
Chief Operating Officer	2004	212,500		213,400					4,973	(5)
	2003	84,333	(10)						3,846	(5)
Colm M. Darcy	2005	200,000		23,438					6,150	(5)
Executive Vice President,	2004	200,000		166,000				530,000	5,092	(5)
Content Development	2003	206,667		66,250					92,230	(11)
Mark A. Townsend	2005	200,000		23,438					7,688	(5)
Executive Vice President,	2004	180,000		166,000					7,688	(5)
Technology	2003	66,667	(12)						3,077	(5)
Thomas J. McDonald	2005	200,000		23,438					7,688	(5)
Executive Vice President	2004	175,000		166,000					7,368	(5)
and Chief Financial Officer	2003	62,500	(13)						2,884	(5)

(1)	In connection with the closing of the merger with SkillSoft Corporation on September 6, 2002, our fiscal year end changed from December 31 to January 31.

(2)	Other compensation in the form of perquisites and other personal benefits has been omitted, in accordance with the rules of the SEC, in those instances in which the aggregate amount of such perquisites and other personal benefits constituted less than the lesser of $50,000 or 10% of the total annual salary and bonus for the executive officer in the fiscal year covered.

(3)	We did not grant any stock appreciation rights or make any long-term incentive plan payouts during any fiscal year covered. This table excludes options granted by SkillSoft Corporation prior to the merger on September 6, 2002 to each of Messrs. Moran, Nine, Townsend and McDonald, which options were assumed by us in connection with the merger and, based on the merger exchange ratio of 1 share of SkillSoft Corporation common stock for 2.3674 of our ordinary shares of the Company, are exercisable to purchase an aggregate of 1,657,179, 1,065,329, 946,959 and 946,959 ordinary shares, respectively, at an exercise price of $4.06 per share.

(4)	Mr. Moran has served as our Chief Executive Officer since the closing of our merger with SkillSoft Corporation on September 6, 2002, and, therefore, the salary reported on this table for 2002 reflects salary paid to Mr. Moran from such date through January 31, 2003.

(5)	Consists of amounts paid as accrued vacation time.

(6)	Consists of amounts paid as an accommodation allowance (see “Employment Agreements — Gregory M. Priest’s Employment Agreement”).

(7)	Consists of amounts paid as car allowances.

(8)	Consists of amounts paid as a bonus earned and approved prior to the merger with SkillSoft Corporation on September 6, 2002.

(9)	Consists of $60,000 paid to Mr. Priest as an accommodation allowance (see “Employment Agreements — Gregory M. Priest’s Employment Agreement”) and a total of $77,917 paid to Mr. Priest as a non-recoverable advance against bonuses on a monthly basis from January 1, 2002 through September 30, 2002.

(10)	Mr. Nine served as the Company’s Executive Vice President, Global Sales and Marketing and General Manager, Content Solutions Division, from the closing of our merger with SkillSoft Corporation on September 6, 2002 until being appointed Chief Operating Officer in February 2004, and, therefore, the salary reported on this table for 2002 reflects salary paid to Mr. Nine from such date through January 31, 2003.

(11)	Consists of $69,153 paid to Mr. Darcy in connection with his relocation to Nashua, New Hampshire and $23,077 paid to Mr. Darcy as accrued vacation time.

(12)	Mr. Townsend has served as our Executive Vice President, Technology, since the closing of our merger with SkillSoft Corporation on September 6, 2002, and, therefore, the salary reported on this table reflects salary paid to Mr. Townsend from such date through January 31, 2003.

(13)	Mr. McDonald has served as our Executive Vice President and Chief Financial Officer since the closing of our merger with SkillSoft Corporation on September 6, 2002, and, therefore, the salary reported on this table reflects salary paid to Mr. McDonald from such date through January 31, 2003.
      Share Option Grants Table. The Company granted no share options or stock appreciation rights during the fiscal year ended January 31, 2005 to the Named Executive Officers.
      Fiscal Year-End Option Value Table. The following table provides information with respect to share options exercised by the Named Executive Officers during the fiscal year ended January 31, 2005, and the number and value of unexercised share options held by each of the Named Executive Officers as of January 31, 2005.

			Number of Ordinary Shares		Value of Unexercised
	Number of		Underlying Unexercised		In-the-money Options at
	Shares		Options at January 31, 2005		January 31, 2005(2)
	Acquired on	Value
Name	Exercise	Realized(1)	Exercisable	Unexercisable	Exercisable	Unexercisable

Charles E. Moran	649,017	$4,488,388	930,319	774,338	$324,932	$629,728
Gregory M. Priest	250,000	2,419,070	2,055,721	610,938	740,135	1,050,813
Colm M. Darcy	131,979	743,808	179,658	181,876	101,790	241,792
Jerald A. Nine Jr.	328,476	1,999,244	535,045	480,877	346,916	404,824
Mark A. Townsend	212,808	1,065,594	556,596	414,294	496,453	359,844
Thomas J. McDonald	0	0	769,404	414,294	549,236	359,844

(1)	The value realized upon exercise is the excess of the fair market value (determined on the basis of the closing price per share of our ADSs on the NASDAQ National Market) of the underlying ordinary shares on the date of exercise over the exercise price of the option multiplied by the number of ordinary shares acquired upon exercise.

(2)	The value of the in-the-money options is the excess of the fair market value (determined on the basis of the closing price per share of our ADSs on the NASDAQ National Market) of the underlying ordinary shares on January 31, 2005 ($5.02 per share) over the exercise price of the option multiplied by the number of ordinary shares underlying the option.
Equity Compensation Plan Information
      The following table provides information about the ordinary shares authorized for issuance under the Company’s equity compensation plans as of July 15, 2005.

	(a)		(b)		(c)
Number of Shares
Remaining Available
	Number of Shares		Weighted-average		for Future Issuance
	to be Issued upon		Exercise Price of		under Equity
	Exercise of		Outstanding		Compensation
	Outstanding		Options,		Plans (Excluding
	Options, Warrants		Warrants and		Securities Reflected
Plan Category(1)	and Rights		Rights		in Column (a))

Equity compensation plans approved by security holders	5,629,270	(2)	$8.78	(2)	2,171,634
Equity compensation plans not approved by security holders	4,119,575	(3)	$11.81		7,095,094	(4)

Total	9,748,845		$10.06		7,193,844

(1)	This table excludes an aggregate of 8,020,024 ordinary shares issuable upon exercise of options that we assumed in connection with our merger with SkillSoft Corporation. The weighted average exercise price of the excluded options is $5.53 per share. We assumed the SkillSoft Corporation 1998 Stock Incentive Plan, 1999 Non-Employee Director Stock Option Plan, 2001 Stock Incentive Plan and Books24x7.com, Inc. 1994 Stock Option Plan only insofar as they related to options outstanding under the plans at the time of the merger, and we may not grant any future options under any of the plans.

(2)	Excludes ordinary shares issuable under the Company’s 2004 Employee Stock Purchase Plan in connection with the current offering period; such ordinary shares are included in column (c).

(3)	Consists of 4,114,526 ordinary shares subject to outstanding options under our 1996 Supplemental Stock Plan (the “1996 Plan”), 4,961 ordinary shares subject to outstanding options under the ForeFront Group, Inc. Amended and Restated 1996 Stock Option Plan (the “ForeFront 1996 Plan”), 88 ordinary shares subject to outstanding options under the Knowledge Well Group Limited 1998 Share Option Plan (the “Knowledge Well Group 1998 Plan”) and 0 ordinary shares subject to outstanding options under the Knowledge Well Limited 1998 Share Option Plan (the “Knowledge Well 1998 Plan”).

(4)	Consists of 5,898,499 ordinary shares available for issuance under the 1996 Plan, 2 ordinary shares available for issuance under the ForeFront Group, Inc. 1996 Non-employee Director’s Stock Option Plan (the “ForeFront 1996 Director Plan”), 337,862 ordinary shares available for issuance under the ForeFront 1996 Plan, 624,464 ordinary shares available for issuance under the Knowledge Well Group 1998 Plan and 234,269 ordinary shares available for issuance under the Knowledge Well 1998 Plan.

      A description of the material terms of the 1996 Plan, the ForeFront 1996 Director Plan, the ForeFront 1996 Plan, the Knowledge Well 1998 Plan and the Knowledge Well Group 1998 Plan is included in Note 9 to the Company’s consolidated financial statements filed as part of the Company’s Annual Report on Form 10-K for the fiscal year ended January 31, 2005 and is incorporated herein by reference.
Employment Agreements
      Charles E. Moran’s Employment Agreement. In connection with our merger with SkillSoft Corporation, we entered into an employment agreement, effective on September 6, 2002, the date of completion of the merger, with Charles E. Moran, to employ Mr. Moran as our President and Chief Executive Officer. Mr. Moran’s employment agreement provides for a cash compensation plan that reflects the level established by the SkillSoft Corporation board of directors for the then current fiscal year. Specifically, Mr. Moran’s employment agreement provides that he will be paid a base salary of $225,000 per year to be reviewed for increases at least annually by our Board of Directors. In addition, Mr. Moran will be entitled to receive an annual performance bonus based on performance metrics established by the Board of Directors. Mr. Moran’s employment is at-will, but if Mr. Moran’s employment is terminated without cause or if he resigns with good reason, each as defined in his employment agreement, he will be entitled to receive a payment equal to the sum of his base salary and target bonus for a period of one year after the date of termination. In addition, if Mr. Moran is terminated without cause or if he resigns with good reason, he may elect to continue vesting of the options granted to him for a period of one year after the date of termination, if he agrees to be bound by the non-solicitation and non-compete provisions contained in his employment agreement. The employment agreement also includes a covenant not to solicit employees and a covenant not to compete for a period extending until one year after the termination of his employment, if Mr. Moran’s termination is voluntary (other than for good reason) or we terminate him for cause.
      Thomas J. McDonald’s Employment Agreement. SkillSoft Corporation is a party to an employment agreement with Thomas J. McDonald, dated February 2, 1998. Under the terms of the employment agreement, Mr. McDonald is entitled to receive a base salary of $135,000, which may be increased in accordance with SkillSoft Corporation’s regular salary review practices. Mr. McDonald is also entitled to participate in any bonus plans that SkillSoft Corporation may establish for its senior executives. Either SkillSoft Corporation or Mr. McDonald may terminate the employment agreement at will for any reason upon three months’ prior notice in the case of termination by SkillSoft Corporation, or upon two months’ prior notice in the case of termination by Mr. McDonald. In addition, in the event of such a termination, Mr. McDonald’s stock options will continue to vest and be exercisable if he performs consulting services for SkillSoft Corporation of up to ten hours per week during the six months following termination.
      Gregory M. Priest’s Employment Agreement. In connection with our merger with SkillSoft Corporation, we entered into an employment agreement, effective on September 6, 2002, the date of completion of the merger, with Gregory M. Priest, to employ Mr. Priest as Chairman of the Board of Directors and our Chief Strategy Officer. On April 29, 2005, the Company entered into an amendment (the “Amendment”) to that employment agreement. Pursuant to the terms of the Amendment, Mr. Priest’s title was changed from Chief Strategy Officer to Strategic Advisor (he remains Chairman of the Board of Directors) and his employment commitment has been reduced to less than full-time. His annual base compensation has been reduced from $318,379 (inclusive of housing and auto allowances totaling $68,379) to $50,000 and the bonus provisions have been eliminated. Upon the execution of the Amendment, the Company made a one-time cash payment to Mr. Priest in the amount of $583,379, which represents the severance payment amount that would be due to Mr. Priest under the terms of his employment agreement if he were to resign following the changes to his responsibilities and compensation reflected in the Amendment. As a result of this one-time payment, the cash severance provisions of the employment agreement have been eliminated. If Mr. Priest is terminated without cause or if he resigns with good reason, he may elect to continue vesting of the options granted to him by the Company for a period which is the greater of (i) one year after the date of termination, and (ii) the period between the date of termination and September 6, 2005, if he agrees to be bound by the non-solicitation and non-compete provisions contained in his employment agreement. The employment agreement also includes a covenant not to solicit employees and a covenant not to compete for a period extending until the later of one year after the termination of his employment and September 6, 2005, if Mr. Priest’s termination is voluntary (other than for good reason) or the Company terminates him for cause.
      Colm M. Darcy’s Employment Agreement. In connection with our merger with SkillSoft Corporation, we entered into an employment agreement, effective on September 6, 2002, the date of completion of the merger, with Colm M. Darcy, to employ Mr. Darcy as our Executive Vice President, Content Development. Mr. Darcy’s employment agreement provides that he will be paid a base salary of $200,000 per year to be reviewed for increases at least annually by the Board of Directors. Pursuant to the employment agreement, on September 6, 2002, we granted Mr. Darcy an option to purchase an aggregate of 50,000 shares at an exercise price of $4.25 per share. The option grant vested as to 25% of the shares on September 6, 2003 and vests thereafter in 48 equal monthly installments on each monthly anniversary of the date of the grant. Mr. Darcy will also be reimbursed for certain supplemental travel expenses for him and his wife. In addition, Mr. Darcy will be entitled to receive relocation expense reimbursement in the event Mr. Darcy either relocates to Ireland at our request or returns there within three months after his employment is terminated without cause or if he resigns with good reason, each as defined in his employment agreement. Mr. Darcy’s employment is at-will, but if his employment is terminated without cause or if he resigns with good reason, he will be entitled to receive a payment equal to the sum of $75,000 plus his base salary for a period of six months after the date of termination. In addition, if Mr. Darcy is terminated without cause or if he resigns with good reason, he may elect to continue vesting of the options granted to him for a period of six months after the date of termination, if he agrees to be bound by the nonsolicitation and noncompete provisions contained in his employment agreement. The employment agreement also includes a covenant not to solicit employees and a covenant not to compete for a period extending until the later of six months after the termination of his employment and September 6, 2006, if Mr. Darcy’s termination is voluntary (other than for good reason) or we terminate him for cause.
      Jerald A. Nine’s Employment Agreement. In connection with our merger with SkillSoft Corporation, we entered into an employment agreement, effective on September 6, 2002, the date of completion of the merger, with Jerald A. Nine, to employ Mr. Nine as our Executive Vice-President, Content Solutions and General Manager Books Division. Mr. Nine’s employment agreement provides for a cash compensation plan that reflects the level established by the SkillSoft Corporation Board of Directors for the then current fiscal year. Mr. Nine’s employment agreement provides that he will be paid a base salary of $200,000 per year to be reviewed for increases at least annually by the Board of Directors. In addition, Mr. Nine will be entitled to receive an annual performance bonus based on performance metrics established by the Board of Directors. Mr. Nine’s employment is at-will, but if Mr. Nine’s employment is terminated without cause or if he resigns with good reason, as defined in his employment agreement, he will be entitled to receive a payment equal to the sum of his base salary plus the then maximum performance bonus for a period of one year. In addition, if Mr. Nine is terminated without cause or if he resigns with good reason, he may elect to continue vesting of the options granted to him for a period of one year. The employment agreement also includes a covenant not to solicit employees and a covenant not to compete for a period extending until one year after the termination of his employment if Mr. Nine’s termination is voluntary (other than for good reason) or we terminate him for cause.
      Mark A. Townsend’s Employment Agreement. SkillSoft Corporation is a party to an employment agreement with Mark A. Townsend, dated January 12, 1998. Under the terms of the employment agreement,

Mr. Townsend is entitled to receive a base salary of $145,000, which may be increased in accordance with SkillSoft Corporation’s regular salary review practices. Mr. Townsend is also entitled to participate in any bonus plans that SkillSoft Corporation may establish for its senior executives. Either SkillSoft Corporation or Mr. Townsend may terminate the employment agreement at will for any reason upon three months’ prior notice in the case of termination by SkillSoft Corporation, or upon two months’ prior notice in the case of termination by Mr. Townsend. In addition, in the event of such a termination, Mr. Townsend’s stock options will continue to vest and be exercisable if he performs consulting services for SkillSoft Corporation of up to ten hours per week during the six months following termination.
Compensation Committee Interlocks and Insider Participation
      During the fiscal year ended January 31, 2005, the members of the Compensation Committee of the Company’s Board of Directors were Messrs. Krzywicki, Edelstein and Gross (Chair). No executive officer of the Company has served as a director or member of the compensation committee of any other entity whose executive officers served as a director or member of the Company’s Compensation Committee.
Report of the Compensation Committee of the Board of Directors on Executive Compensation
      This report is submitted by the Compensation Committee of the Board of Directors. During the fiscal year ended January 31, 2005, the Compensation Committee was responsible for administering and granting options to the Company’s executive officers under the Company’s stock plans and reviewing and approving compensation matters concerning the executive officers and key employees of the Company.
      Overview and Philosophy. The Company uses its compensation program to achieve the following objectives:

•	to provide compensation that attracts, motivates and retains the talented, high caliber officers and employees necessary to achieve the Company’s strategic objectives, as determined by the Board of Directors.

•	to align the interest of officers with the success of the Company.

•	to align the interest of officers with shareholders by including long-term equity incentives.

•	to increase the long-term profitability of the Company and, accordingly, increase shareholder value.
      Compensation under the executive compensation program is comprised of cash compensation in the form of base salary, bonuses, and long-term incentive awards, generally in the form of share options. In addition, the compensation program includes various other benefits, including medical and insurance plans, the Company’s 401(k) Plan, the 2004 Employee Share Purchase Plan and other employee benefit plans, which plans are generally available to all employees of the Company.
      The principal factors which the Compensation Committee considered with respect to each officer’s compensation package for fiscal year ended January 31, 2005 are summarized below. The Board of Directors or the Compensation Committee may, however, in its discretion, apply different or additional factors in making decisions with respect to executive compensation in future years.
      Base Salary. Compensation levels for each of the Company’s officers, including the Chief Executive Officer, are generally set within the range of salaries that the Compensation Committee believes are paid to officers with comparable qualifications, experience and responsibilities at similar companies. In setting compensation levels, the Compensation Committee takes into account such factors as (i) the Company’s past performance and future expectations, (ii) individual performance and experience, (iii) past salary levels, which includes salaries paid historically by two different companies (SkillSoft PLC, formerly SmartForce

PLC, and SkillSoft Corporation), and (iv) minimum salary levels set by employment agreements. The Compensation Committee does not assign relative weights or ranking to these factors, but instead makes a determination based upon the consideration of all of these factors as well as the progress made with respect to the Company’s long-term goals and strategies.
      Base salary, while reviewed annually, is only adjusted as deemed necessary by the Compensation Committee in determining total compensation for each officer. Base salary levels for each of the Company’s officers, other than the Chief Executive Officer, were also based in part upon evaluations and recommendations made by the Chief Executive Officer.
      Equity Incentives. The Compensation Committee believes that share ownership aligns officers’ interests with those of the shareholders. In addition, the Compensation Committee believes that equity ownership by officers helps to balance the short term focus of annual incentive compensation with a longer term view and may help to retain key executive officers. Long term incentive compensation, generally granted in the form of options, allows the officers to share in any appreciation in the value of the Company’s ADSs.
      In making option grants, the Compensation Committee considers general corporate performance, individual contributions to the Company’s financial, operational and strategic objectives, the Chief Executive Officer’s recommendations, level of seniority and experience, existing levels of share ownership, previous grants of options, vesting schedules of options and the current share price.
      Incentive Bonuses. In the fiscal year ended January 31, 2005, the Compensation Committee approved executive compensation plans for each of Messrs. Moran, Priest, Nine, Darcy, Townsend and McDonald pursuant to which the executive management team were eligible to receive bonuses on a quarterly and annual basis based on the Company’s financial and operational performance. Executive management had the opportunity to earn bonuses on a quarterly basis during the fiscal year ended January 31, 2005 based on the Company achieving specified financial targets related to revenue and earnings per share objectives, and had an annual bonus opportunity tied to the Company achieving specified annual revenue and bookings targets. In the fiscal year ended January 31, 2005, the executive officers were paid a bonus pursuant to their plan following the first quarter based on the Company’s financial and operating performance in that quarter. No other bonuses were paid under the executive compensation plans as the financial objectives were not achieved. Please see “Executive Compensation” for the bonuses paid to the Company’s Named Executive Officers for the fiscal year ended January 31, 2005.
      Other Benefits. The Company also has various broad-based employee benefit plans. Executive officers may participate in these plans on the same terms as eligible, non-executive employees, subject to any legal limits on the amounts that may be contributed or paid to executive officers under these plans. The Company offers a share incentive plan and a 401(k) plan, which allows employees to invest in a wide array of funds on a pre-tax basis. The Company also maintains insurance and other benefit plans for its employees, including executive officers of the Company.
      Executive Compensation and Compensation of the Chief Executive Officer for the Fiscal Year Ended January 31, 2005. Executive compensation for the fiscal year ended January 31, 2005 included base salary and the bonus opportunities set forth in the executive compensation plans. The Company’s President and Chief Executive Officer since September 6, 2002, Charles E. Moran, received an annual base salary of $250,000 during the fiscal year ended January 31, 2005 and a bonus of $42,969. The base salary is believed by the Compensation Committee to be consistent with the range of salary levels received by executives in a similar capacity in companies of comparable size and stage of development.
      Tax Deductibility of Executive Compensation. Section 162(m) of the Internal Revenue Code of 1986, as amended, generally disallows a tax deduction to public companies for certain compensation in excess of

$1 million paid to the company’s Chief Executive Officer and the four other most highly compensated executive officers. Certain compensation, including qualified performance-based compensation, will not be subject to the deduction limit if certain requirements are met. In general, the Company structures and administers its option plans in a manner intended to comply with the performance-based exception to Section 162(m). Nevertheless, there can be no assurance that compensation attributable to awards granted under the stock option plans will be treated as qualified performance-based compensation under Section 162(m). In addition, the Compensation Committee reserves the right to use its judgment to authorize compensation payments that may not be deductible when the Compensation Committee believes such payments are appropriate and in the best interests of the Company and its shareholders, after taking into consideration changing business conditions and the performance of its employees.

By the Compensation Committee of
the Board of Directors of SkillSoft Public
Limited Company

P. Howard Edelstein
Stewart K.P. Gross
James S. Krzywicki

Stock Performance Graph
      The following graph compares the cumulative total return on a percentage basis to shareholders of the Company’s ADSs from January 1, 2000 through January 31, 2005 to the cumulative return on (i) the NASDAQ National Market — U.S.; and (ii) the RDG Technology Composite Index. This graph assumes an investment of $100 on January 1, 1999 in the Company’s ADSs and in each of the other indices, and assumes dividends are reinvested. The measurement points are the last trading day of the fiscal years ended December 31, 2000 and 2001 and the fiscal years ended January 31, 2003, 2004 and 2005. Shareholder returns over the indicated period should not be considered indicative of future shareholder returns.
COMPARISON OF 61 MONTH CUMULATIVE TOTAL RETURN*
AMONG SKILLSOFT PLC., THE NASDAQ STOCK MARKET (U.S.) INDEX
AND THE RDG TECHNOLOGY COMPOSITE INDEX

*	$100 invested on 12/31/99 or index — including reinvestment of dividends. Fiscal year ending January 31.

	Cumulative Total Return

	12/99	12/00	12/01	1/03	1/04	1/05

SkillSoft PLC	100.00	112.13	73.88	8.54	25.97	15.43
NASDAQ Stock Market (U.S.)	100.00	60.09	45.44	25.31	40.10	40.41
RDG Technology Composite	100.00	91.24	77.41	56.68	77.83	82.02

PROPOSAL ONE — RECEIVE AND CONSIDER THE CONSOLIDATED FINANCIAL
STATEMENTS OF THE COMPANY FOR THE FISCAL YEAR ENDED JANUARY 31, 2005 AND
THE REPORT OF THE DIRECTORS AND AUDITOR THEREON

General
      The consolidated financial statements of the Company for the fiscal year ended January 31, 2005 as prepared under Irish GAAP, together with the Report of the Directors and Auditor thereon (collectively, the “Irish GAAP Accounts”), will be presented to and considered by the meeting. The Irish GAAP Accounts are being mailed to the Company’s ordinary shareholders along with this proxy statement. The Board of Directors approved the Irish GAAP Accounts on August 22, 2005. The Irish GAAP Accounts are being presented to the shareholders at the Annual General Meeting to provide the shareholders an opportunity to consider the Irish GAAP Accounts and ask any relevant and appropriate questions of the representative of the Company’s independent auditor in attendance at the Annual General Meeting.

Proposal One Vote Required
      The affirmative vote of the holders of a majority of the ordinary shares represented, in person or by proxy, and voting at the Annual General Meeting is required to approve the presentation and consideration of the Irish GAAP Accounts. Unless otherwise instructed, the proxies will vote “FOR” this resolution. Please note, however, a vote “FOR” or “AGAINST” this resolution will have no effect on the approval of the Irish GAAP Accounts by the Board of Directors.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
THAT YOU VOTE “FOR” PROPOSAL ONE

PROPOSAL TWO (A) AND TWO (B) — RE-ELECTION OF DIRECTORS

General
      The Company’s Articles of Association provide that the Company may have up to a maximum number of seven (7) directors, which number may be changed by resolution of its shareholders. The Company currently has seven (7) directors.
      At each Annual General Meeting of Shareholders, approximately one-third (1/3) of the existing directors must retire by rotation; however, each such director is eligible for re-election and, if re-elected, shall serve until the next rotation and until his successor is elected and qualified or until such director’s resignation, death or removal. In accordance with the Company’s Articles of Association, Charles E. Moran and Stewart K.P. Gross are now required to retire by rotation. Each of Mr. Moran and Mr. Gross being eligible, offers himself for re-election.

Proposal Two (A) Vote Required
      The affirmative vote of the holders of a majority of the ordinary shares represented, in person or by proxy, at the Annual General Meeting and voting on proposal two (A) is required to approve the re-election of Charles E. Moran. Unless otherwise instructed, the proxies will vote “FOR” this resolution.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
THAT YOU VOTE “FOR” PROPOSAL TWO (A)

Proposal Two (B) Vote Required
      The affirmative vote of the holders of a majority of the ordinary shares represented, in person or by proxy, at the Annual General Meeting and voting on proposal two (B) is required to approve the re-election of Stewart K.P. Gross. Unless otherwise instructed, the proxies will vote “FOR” this resolution.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
THAT YOU VOTE “FOR” PROPOSAL TWO (B)

PROPOSAL THREE — AUTHORIZATION OF AUDIT COMMITTEE TO FIX THE
REMUNERATION OF THE COMPANY’S AUDITOR AND REPORTING ACCOUNTANTS

General
      The shareholders are being requested to authorize the Audit Committee to fix the remuneration of the Company’s auditor and reporting accountants for the fiscal year ending January 31, 2006. United States legislation requires that the Audit Committee have the authority to fix the remuneration of the independent auditor. Ernst & Young (Ireland) has been the Company’s auditor for the purposes of the Irish Companies Acts 1963 to 2005 since September 10, 1993. Ernst & Young LLP (together with Ernst & Young (Ireland), “Ernst & Young”) reviewed and reported on the Company’s financial statements for the fiscal year ended January 31, 2005 prepared in accordance with U.S. GAAP. A representative of Ernst & Young is expected to be present at the meeting and will have an opportunity to make a statement if he or she desires to do so and will also be available to respond to appropriate questions from shareholders.

Proposal Three Vote Required
      The affirmative vote of the holders of a majority of the ordinary shares represented, in person or by proxy, at the Annual General Meeting and voting on proposal three is required to authorize the Audit Committee to fix the remuneration of the Company’s auditor and reporting accountants. If the resolution is not passed by the affirmative vote of the holders of a majority of the ordinary shares represented, in person or by proxy, the Company will not be authorized to pay the Company’s auditor for the services. Unless otherwise instructed, the proxies will vote “FOR” this resolution.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
THAT YOU VOTE “FOR” PROPOSAL THREE

Fees Billed for Services Rendered by Ernst & Young
      The following table summarizes the fees of Ernst & Young billed to the Company for each of the last two fiscal years for audit services and billed to the Company in each of the last two fiscal years for other services:

	Fiscal Year Ended	Fiscal Year Ended
Fee Category	January 31, 2005	January 31, 2004

Audit Fees(1)	$1,775,600	$5,458,600
Audit-Related Fees(2)	$27,000	$44,000
Tax Fees(3)	$782,500	$1,161,500
All Other Fees(4)	$0	$3,500

Total Fees	$2,585,100	$6,667,600

(1)	Audit fees consist of fees for the audit of our financial statements, the audit of our internal control over financial reporting as set forth in Section 404 of the Sarbanes-Oxley Act, the review of the interim financial statements in our quarterly reports on Form 10-Q, the audit of the restatement of the historical SmartForce financial statements and other professional services provided or accrued for in connection with statutory and regulatory filings or engagements for the fiscal years ended January 31, 2005 and January 31, 2004.

(2)	Audit-related fees consist of fees for assurance and related services that are reasonably related to the performance of the audit and the review of our financial statements and which are not reported under “Audit Fees.” These services relate to accounting consultations and employee benefit plan audits.

(3)	Tax fees consist of fees for tax compliance, tax advice and tax planning services. Tax compliance services, which relate to preparation of original and amended tax returns and claims for refunds, accounted for $292,500 of the total tax fees billed in the fiscal year ended January 31, 2005 and $578,000 of the total tax fees billed in the fiscal year ended January 31, 2004. Tax advice and tax planning services relate to a transfer pricing analysis, tax advice, assistance with tax audits and appeals, tax advice related to mergers and acquisitions, employee benefit plans and requests for rulings or technical advice for taxing authorities.

(4)	All other fees for the fiscal year ended January 31, 2004 consist of corporate secretarial services.

Pre-Approval Policies and Procedures
      The Audit Committee has adopted policies and procedures relating to the approval of all audit and non-audit services that are to be performed by the Company’s independent auditor. This policy generally provides that the Company will not engage its independent auditor to render audit or non-audit services unless the service is specifically approved in advance by the Audit Committee or the engagement is entered into pursuant to one of the pre-approval procedures described below.
      From time to time, the Audit Committee may pre-approve specified types of services that are expected to be provided to the Company by its independent auditor during the next 12 months. Any such pre-approval is detailed as to the particular service or type of services to be provided and is also generally subject to a maximum dollar amount.
      The Audit Committee has also delegated to the Chair of the Audit Committee the authority to approve any audit or non-audit services to be provided to the Company by its independent auditor. Any approval of services by a member of the Audit Committee pursuant to this delegated authority is reported on at the next meeting of the Audit Committee.

PROPOSAL FOUR — INCREASE IN NUMBER OF SHARES UNDER
THE 2001 OUTSIDE DIRECTOR OPTION PLAN

General
      On July 26, 2005, the Board of Directors adopted, subject to shareholder approval at the Annual General Meeting, an amendment to the 2001 Outside Director Option Plan (the “Director Plan”) increasing the total number of shares reserved for issuance by an additional 400,000 ordinary shares of € 0.11 each to an aggregate of 750,000 ordinary shares of € 0.11 each. This amendment will enable the Company to continue to grant options to non-employee directors (“Outside Directors”) under the terms and conditions of the Director Plan. Since each Outside Director is eligible to receive options under the Director Plan, each Outside Director has a personal interest in the Director Plan.
      The Board of Directors believes that the approval of the amendment to the Director Plan is in the Company’s best interests and that of the Company’s shareholders. The Board of Directors believes that the amendment proposed is necessary for the Company to remain competitive in its ability to attract and retain highly skilled directors which is essential to the Company’s continued growth and success.

Proposal Four Vote Required
      The affirmative vote of the holders of a majority of the ordinary shares represented, in person or by proxy, and voting at the Annual General Meeting is required to approve the amendment to the Director Plan. Unless otherwise instructed, the proxies will vote “FOR” this resolution.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
THAT YOU VOTE “FOR” PROPOSAL FOUR

Summary of the Director Plan
      The following summary of the Director Plan is qualified in its entirety by the specific language of the Director Plan, a copy of which is available to any shareholder upon written request to our Secretary.
Purposes of the Director Plan. The purposes of the Director Plan are to attract and retain the best available personnel for service as Outside Directors and to provide additional incentive to the Outside Directors to serve as Directors, and to encourage their continued service on the Board of Directors.
Shares Subject to the Director Plan. The Board of Directors has reserved a maximum of 350,000 of the Company’s ordinary shares for issuance under the Director Plan.
Administration and Grants of Options. The Director Plan provides for grants of options to be made in two ways:

(a) Each Outside Director is automatically granted an option to purchase 25,000 ordinary shares (the “First Option”) upon the date such individual first becomes an Outside Director, whether through election by the shareholders or by appointment by the Board of Directors ; and

(b) Each Outside Director is automatically granted an option to purchase 10,000 ordinary shares (the “Subsequent Option”) on January 1 of each year, if on such date he or she is then an Outside Director and has served on the board of directors for at least the preceding six (6) months.

Eligibility. Only Outside Directors are eligible for participation in the Director Plan. All options shall be automatically granted in accordance with the terms and conditions of the Director Plan.

Terms and Conditions of the Options. Each Option is evidenced by a director option agreement between us and the Outside Director, and is subject to the following additional terms and conditions:

(a) Term of Options. The First and Subsequent Options granted under the Director Plan have a maximum term of ten (10) years from the date of grant. No option may be exercised after the expiration of its term.

(b) Exercise of the Options. An option granted under the Director Plan is exercised by giving written notice of exercise to us, specifying the number of ordinary shares to be purchased and tendering payment of the purchase price to us in the form described in (c) below. The First and Subsequent Options shall generally be exercisable only while the Outside Director remains a Director of us. The First and Subsequent Options granted to an Outside Director shall vest as to twenty-five percent (25%) of the First or Subsequent Option on each anniversary date of its date of grant provided that the optionee continues to serve as a director on each relevant vesting date. In connection with a First Grant, the vesting commencement date shall be the date on which the individual was appointed by the Board of Directors to serve as an Outside Director of the Company or the date on which the Director Plan was approved by the Board of Directors, whichever is later.

(c) Forms of Consideration. Payment for ordinary shares issued upon exercise of an option may, depending on the terms of the option agreement, consist of cash, check, cashless exercise, or any combination of these methods of payment.

(d) Termination of Directorship. In the event an optionee’s status as a director terminates for any reason other than upon the optionee’s death or disability, all of the options held by the Outside Director under the Director Plan will be exercisable (to the extent the option was exercisable on the date of termination) for a period of three (3) months following the date of such termination. In the event an optionee’s status as a Director terminates as a result of the optionee’s death or disability, all of the options held by the Outside Director under the Director Plan will be exercisable (to the extent the option was exercisable on the date of termination) for a period of twelve (12) months following the date of such death or disability. However, in no event may the period of exercisability extend beyond the expiration date of the option.

(e) Nontransferability of Options. An option generally is not transferable by the optionee, other than by will or the laws of descent and distribution. During the optionee’s lifetime, only the optionee may exercise the option (except in the case of incapacity, in which case the optionee’s attorney may exercise the option on his or her behalf).
      Adjustments Upon Changes in Capitalization. In the event that the shares change by reason of any reorganization, bonus issue, reclassification or the like of ordinary shares (or their equivalent), or any similar change in our capital structure effected without the receipt of consideration, appropriate adjustments shall be made in the number and class of shares subject to any option outstanding under the Director Plan.
      In the event of a liquidation or dissolution, any unexercised options under the Director Plan will terminate immediately prior to any such liquidation or dissolution.

      In connection with any merger of us with or into another corporation or the sale of substantially all of the assets of us, outstanding options granted under the Director Plan may be assumed or equivalent options may be substituted by the successor corporation or a Parent or Subsidiary thereof (the “Successor Corporation”). If an option is assumed or substituted for, the option or equivalent option shall continue to be exercisable as described above for so long as the optionee serves as a director of us or the Successor Corporation. If, at any time following such assumption or substitution, the optionee’s status as a director of us or the Successor Corporation is terminated other than upon a voluntary resignation by the optionee, the option shall become fully exercisable, including as to shares for which it would not otherwise be exercisable. Thereafter, the option shall remain exercisable as described above. If a Successor Corporation does not assume the option or substitute an equivalent option, the option shall be fully vested, including as to those shares for which it would not otherwise be exercisable, and the optionee may exercise the option for thirty (30) days from the date of the Board notice of such non-assumption.
Amendment and Termination of the Director Plan. The board of directors may at any time amend or terminate the Director Plan. Any amendment or termination of the Director Plan is subject to the rights of optionees under agreements entered into prior to such amendment or termination.

Federal Income Tax Consequences
      THE FOLLOWING DISCUSSION SUMMARIZES CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS FOR OUTSIDE DIRECTORS RECEIVING OPTIONS UNDER THE DIRECTOR PLAN AND CERTAIN TAX EFFECTS ON US, BASED UPON THE PROVISIONS OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED AND AS IN EFFECT ON THE DATE OF THIS PROXY STATEMENT, AND CURRENT REGULATIONS AND EXISTING ADMINISTRATIVE RULINGS OF THE INTERNAL REVENUE SERVICE. HOWEVER, THE SUMMARY IS NOT INTENDED TO BE A COMPLETE DISCUSSION OF ALL THE FEDERAL INCOME TAX CONSEQUENCES OF THE DIRECTOR PLAN AND DOES NOT DISCUSS THE TAX CONSEQUENCES OF AN OUTSIDE DIRECTOR’S DEATH OR THE PROVISIONS OF THE INCOME TAX LAWS OF ANY MUNICIPALITY, STATE OR FOREIGN COUNTRY IN WHICH THE OUTSIDE DIRECTOR MAY RESIDE.
      Options granted under the Director Plan do not qualify as incentive stock options under Section 422 of the Code. An optionee does not recognize any taxable income at the time he or she is granted a nonstatutory stock option. Upon exercise, the optionee recognizes taxable income generally measured by the excess of the then fair market value of the shares over the exercise price. We are entitled to a deduction in the same amount as the ordinary income recognized by the optionee. Upon a disposition of such shares by the optionee, any difference between the sale price and the optionee’s exercise price, to the extent not recognized as taxable income as provided above, is treated as long-term or short-term capital gain or loss, depending on the holding period.

Participation in the Director Plan
      The grant of options under the Director Plan is subject to the conditions described above. Accordingly, future awards are not determinable. No employees (including Named Executive Officers) are eligible to participate in the Director Plan.
OTHER MATTERS
Section 16(a) Beneficial Ownership Reporting Compliance
      Section 16(a) of the Exchange Act requires the Company’s directors, executive officers and holders of more than 10% of a registered class of the Company’s equity securities to file with the SEC initial reports of ownership of the Company’s equity securities on a Form 3 and reports of changes in such ownership on a Form 4 or Form 5. Officers, directors and 10% shareholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.
      Based solely on our review of copies of such filings by our directors and executive officers and 10% shareholders or written representations from certain of those persons, we believe that, save as indicated below, all filings required to be made by those persons during the fiscal year ended January 31, 2005 were timely made. Late Form 4 filings were made on behalf of (i) each of Messrs. Edelstein, Gross and Meagher and Dr. von Prondzynski relating to the automatic option grant made to each of them for 10,000 shares on January 1, 2005 under the terms of the Director Plan and (ii) Charles E. Moran relating to a stock option exercise in fiscal year 2005. A late Form 5 filing was made on behalf of Charles E. Moran relating to the gift of shares from a trust of Mr. Moran’s wife. These forms were promptly filed upon discovery that such reports were not timely filed.
Other Business
      The Board of Directors knows of no other business which will be presented for consideration at the Annual General Meeting other than the proposals described above. However, if any other business is properly brought before the meeting, it is the intention of the persons named in the enclosed proxy to vote the shares covered by such proxy, to the extent permitted by the SEC’s proxy rules, in accordance with their best judgment on such matters.
Shareholder Proposals To Be Presented at the 2006 Annual General Meeting
      Proposals of the Company’s shareholders that are intended for possible inclusion in the proxy statement and form of proxy relating to the Company’s 2006 Annual General Meeting of Shareholders must be received at the Company’s U.S. headquarters located at 107 Northeastern Boulevard, Nashua, New Hampshire 03062 no later than May 1, 2006 and must satisfy the conditions established by the SEC for such proposals.
      Matters which shareholders wish to present for action at an annual general meeting of shareholders (other than matters included in the Company’s proxy materials in accordance with Rule 14a-8 under the Exchange Act) must be received by the Company at least 45 days before the date on which the Company mails its proxy materials for the 2006 Annual General Meeting or, if the Company changes the date of the 2006 Annual General Meeting by more than 30 days from the 2005 Annual General Meeting, a reasonable time before the Company mails its proxy materials.

Important Notice Regarding Delivery of Security Holder Documents
      Some banks, brokers and other nominee record holders are participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of the Company’s proxy statement or annual report may have been sent to multiple shareholders in your household. The Company will promptly deliver a separate copy of either document to you if you contact the Company at the following address or phone number: SkillSoft Public Limited Company, 107 Northeastern Boulevard, Nashua, NH 03062, (603-324-3000). If you want to receive separate copies of the annual report and proxy statement in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker, or other nominee record holder, or you may contact the Company at the above address and phone number.

By Order of the Board of Directors,

Charles E. Moran,
Chief Executive Officer
August 30, 2005
The Board of Directors hopes that Members will attend the meeting. Whether or not you plan to attend, you are urged to complete, date, sign and return the enclosed proxy in the accompanying envelope. Your prompt response will greatly facilitate arrangements for the meeting and your cooperation is appreciated. Members who attend the meeting may vote their shares personally even though they have sent in their proxies.

Appendix A
SKILLSOFT PUBLIC LIMITED COMPANY (the “Company”)
THIS PROXY FOR THE ANNUAL GENERAL MEETING IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
     The undersigned Member of the Company, a public limited company incorporated under the laws of Ireland, hereby acknowledges receipt of the Notice of Annual General Meeting of Shareholders and proxy statement, dated August 30, 2005 and hereby appoints Ferdinand von Prondzynski and Jennifer M. Caldwell, and each of them, proxies and attorneys-in-fact, each with full power of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the Company’s Annual General Meeting to be held at 9:00 a.m. on September 29, 2005 at Binchys Solicitors, 40 Lower Baggot Street, Dublin 2, Ireland, and at any adjournments thereof, and to vote all shares which the undersigned would be entitled to vote if then and there personally present, on all matters set forth on the reverse side hereof and in their discretion upon such other matters as may properly come before the Annual General Meeting, including for the avoidance of doubt, any proposal to adjourn all or any matters proposed for consideration at the meeting.
NOTES:
1.	A proxy may (i) vote on a show of hands or on a poll, (ii) demand or join in demanding a poll and (iii) speak at the Annual General Meeting.

2.	In the case of a corporation, this form must be executed either under its Common Seal or under the hand of an officer or attorney duly authorized.

3.	In the case of joint holders, the signature of any one of them will suffice, but the names of all joint holders should be shown. The vote of the senior joint holder who tenders a vote, whether in person or by proxy, shall be accepted to the exclusion of the votes of the other joint holders, and for this purpose seniority shall be determined by the order in which the names stand in the Register of Members of the Company in respect of the joint holding.

4.	To be effective, the proxy form and the power of attorney or other authority, if any, under which it is signed, or a notarially certified copy of such power or authority must be deposited with the Company’s Registrars, Computershare Investor Services (Ireland) Limited, P.O. Box 954, Heron House, Corrig Road, Sandyford Industrial Estate, Dublin 18, Ireland not less than 48 hours before the time appointed for the holding of the Annual General Meeting (i.e. 9 am on September 27, 2005) or adjourned Annual General Meeting.

5.	Any alterations made to this proxy form should be initialed.

6.	On a poll a person entitled to more than one vote need not use all his, her or its votes or cast all the votes he, she or it uses in the same way.

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PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY FORM PROMPTLY IN THE ENVELOPE PROVIDED.
☒ PLEASE MARK VOTES AS IN THIS EXAMPLE.

THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” EACH OF THE PROPOSALS SET FORTH BELOW AND AS SAID PROXIES DEEM APPROPRIATE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE ANNUAL GENERAL MEETING.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE FOLLOWING PROPOSALS:		For	Against	Abstain

1.	To receive and consider the consolidated financial statements of the Company for the fiscal year ended January 31, 2005 and the Report of the Directors and Auditor thereon.	☐	☐	☐

2.	(A) To re-elect as a director Mr. Moran who retires by rotation.	☐	☐	☐
	(B) To re-elect as a director Mr. Gross who retires by rotation.	☐	☐	☐

3.	To authorize the Audit Committee to fix the remuneration of the Company’s auditor and reporting accountants for the fiscal year ending January 31, 2006.	☐	☐	☐

4.	To amend the Company’s 2001 Outside Director Option Plan (“Director Plan”) to increase the total number of shares reserved for issuance thereunder by 400,000 ordinary shares of €0.11 each (to 750,000 ordinary shares of €0.11 each) and to authorize the Directors to do such acts and things as they may consider necessary or expedient to establish and carry into effect the increase in the number of shares available under the Director Plan.	☐	☐	☐

MARK HERE IF YOU PLAN TO ATTEND THE ANNUAL GENERAL MEETING ☐	MARK HERE, AND INDICATE BELOW, FOR A CHANGE OF ADDRESS ☐
Please sign exactly as name appears below. When shares are held by joint holders, the signature of any one of them will suffice, but the names of all joint holders should be shown. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, this form must be executed either under its Common Seal or under the hand of an officer or attorney duly authorized. If a partnership, please sign in partnership name by an authorized person.

Date:	, 2005	Date:	, 2005

Signature:		Signature:

(Print Name)		(Print Name)

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